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                                                                  [CPTRUST LOGO]

Exhibit 99.1

                          CORRECTIONAL PROPERTIES TRUST

                                  NEWS RELEASE

                     CORRECTIONAL PROPERTIES TRUST COMPLETES
                          AMENDED BANK CREDIT FACILITY

Palm Beach Gardens, Florida, December 2, 2003 - Correctional Properties Trust (NYSE:CPV), a real estate investment trust (REIT), announced today the completion of its Amended and Restated Credit Agreement (the "Amended Bank Credit Facility"), initially consisting of a $95 million secured revolving credit facility (the "Revolver").

The proceeds of the Amended Bank Credit Facility, which has a term of thirty-six
(36) months, may be used to finance the acquisition of correctional and detention facilities, to expand or improve current facilities and for general working capital purposes. The Amended Bank Credit Facility includes a swingline component and provisions to increase the Amended Bank Credit Facility up to a total of $200 million by increasing the Revolver, and/or by originating a new term loan of up to $100 million, subject to successful syndication and closing.

The Company may borrow under the Revolver at LIBOR plus an applicable margin ranging from 275 to 350 basis points. The Company is obligated to pay an unused fee, which ranges from 35 to 50 basis points, on the unused available balance of the Revolver. The applicable margin for borrowings under the Revolver and the unused fee are determined based upon the ratio of Consolidated Total Liabilities to Consolidated Total Assets.

Banc of America Securities LLC was the Sole Lead Arranger and Sole Book Manager for the transaction. Bank of America, N.A. is the Administrative Agent with Wachovia Bank, N.A., as the Documentation Agent, and Societe Generale, as the Syndication Agent. Other participants include Citicorp North America, Inc., South Trust Bank and Raymond James Bank, FSB.

Charles R. Jones, President and Chief Executive Officer said, "The closing of the Company's Amended Bank Credit Facility, along with the completion of our secondary offering of common shares in July, provides the Company with a strong balance sheet and the liquidity to complete further acquisitions of correctional and detention facilities."

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities

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under long-term, triple-net leases, which minimizes occupancy risk and development risk.

Correctional Properties Trust currently owns 14 correctional facilities in ten states, all of which are leased, with an aggregate initial design capacity of 8,008 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include, without limitation, the Company's Form 10-K, Forms 10-Q, Registration Statements on Form S-11 and S-3, and Form 8-K

CONTACT: Correctional Properties Trust Shareholder Services (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com